CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 19, 2018 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Luxfer Holdings PLC's Annual Report on Form 20-F for the year ended December 31, 2017.

/s/ PricewaterhouseCoopers LLP
Manchester, United Kingdom
March 21, 2018